                                                                Exhibit 5.1



                                                 November 12, 1996


Progenics Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York,  10591


Ladies and Gentlemen:

     We have acted as counsel to Progenics Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-1 on the date hereof (the "Registration Statement") relating to the public offering of up to 2,300,000 shares (the "Stock") of the Company's Common Stock, $.0013 par value per share.

     Based on the foregoing, it is our opinion that:

          1. The issuance of the Stock has been lawfully and duly authorized;
     and

          2. When the Stock has been issued, delivered and sold upon the terms stated in the Registration Statement, the Stock will be legally issued, fully paid and nonassessable.

      We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to this firm on the cover of the Registration Statement and under the heading "Legal Matters" in the Prospectus included in such Registration Statement.


                                                  Very truly yours,




                                                   /s/ DEWEY BALLANTINE